Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 29, 2024, relating to the consolidated financial statements of ClearSign Technologies Corporation, which appears in ClearSign Technologies Corporation’s the Annual Report on Form 10-K for year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM CPA LLP

July 3, 2024

Santa Monica, California